Exhibit 99.1

Investor Relations Contact
Rob Fink
FNK IR
Aren@fnkir.com
646.809.4048

Simplify Inventions, LLC Contact:
Steve Janisse
404-574-9206
Steve.janisse@newsmakersmedia.com

The Arena Group Appoints Sara Silverstein as Chief Executive Officer

Proven Leader, Promoted from General Manager of Finance Arena

NEW YORK – April 22, 2024 - On April 19, 2024, the Board of Directors of The Arena Group Holdings, Inc. (NYSE: AREN) appointed Sara Silverstein as the Company’s Chief Executive Officer, effective immediately. Cavitt Randall will remain Chairman of the Board and continue to be an active voice and asset to the leadership team.

Silverstein joined Arena Group to manage TheStreet in 2021. Under her leadership as General Manager of the Finance Arena, TheStreet became one of the fastest-growing business news sites in the U.S., experiencing a 500% growth in audience and a 300% increase in ad revenue.

“Sara has led one of the fastest-growing, most innovative and profitable sectors within the Company,” said Cavitt Randall, former CEO. “We believe that her wealth of experience, strategic vision and deep understanding of our industry – coupled with her leadership style, passion for innovation and collaboration – will help guide our company through this transformative time.”

Silverstein has a degree in mathematics from the University of Colorado and started her career at a hedge fund. She has been working in the media industry for the past 14 years since receiving her MBA from the University of Chicago Booth School of Business. Silverstein held positions at Bloomberg Media and Business Insider. Sara will be leading the Company from their new Park Avenue office in New York.

“The Arena Group is poised for exceptional growth in this evolving media landscape,” said Silverstein. “Our diverse portfolio of trusted brands, each with a dedicated audience, presents a unique opportunity. By prioritizing audience needs and staying adaptable, we believe that we will build a sustainable presence, ensuring The Arena Group’s continued success.”

The Company currently owns a portfolio of more than 265 brands, reaching 100 million users monthly. Visit TheArenaGroup.net to learn more.

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About The Arena Group

The Arena Group (NYSE American: AREN) is an innovative technology platform and media company with a proven cutting-edge playbook that transforms media brands. Our unified technology platform empowers creators and publishers with tools to publish and monetize their content, while also leveraging quality journalism of anchor brands like TheStreet, Parade, Men’s Journal and Athlon Sports to build their businesses. The company aggregates content across a diverse portfolio of over 265 brands, reaching over 100 million users monthly. Visit us at thearenagroup.net and discover how we are revolutionizing the world of digital media.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the proposed strategic transaction with Simplify Inventions, including the Company’s ability to complete the transaction and the potential benefits thereof, the Company’s anticipated restructuring of its indebtedness, the Company’s anticipated future expenses and investments, business strategy and plans, expectations relating to its industry, market conditions and market trends and growth, market position and potential market opportunities, and objectives for future operations. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the remaining effects of the COVID-19 pandemic and impact on the demand for the Company products; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by the Company in its public filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Important factors that could cause actual results relating to the pending transaction with Bridge Media Networks to differ materially from such plans, estimates or expectations include, among others: (1) that one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of The Arena Group may not be obtained; (2) the risk that the proposed transactions may not be completed in the time frame expected by the parties, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transactions; (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transactions; (5) failure to realize the anticipated benefits of the proposed transactions, including as a result of delay in completing the proposed transactions or integrating Bridge Media Networks and The Arena Group; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in achieving revenue and cost synergies of the combined company; (8) any inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transactions; (10) potential litigation in connection with the proposed transactions or other settlements or investigations that may affect the timing or occurrence of the proposed transactions or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (13) the ability of Bridge Media Networks, The Arena Group and the combined company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event; (14) the impact of public health crises, such as pandemics and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; (15) actions by third parties, including government agencies; (16) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions; (17) the risk that disruptions from the proposed transactions will harm Bridge Media Networks and The Arena Group, including current plans and operations; (18) certain restrictions during the pendency of the acquisition that may impact Bridge Media Networks’ or The Arena Group’s ability to pursue certain business opportunities or strategic transactions; (19) Bridge Media Networks’, The Arena Group’s and the combined company’s ability to meet expectations regarding the accounting and tax treatments of the proposed transactions; (20) delays in Bridge Media Networks attracting advertisers or executing its business growth strategy; (21) continued fragmentation of audiences and a reduction in the number of television subscribers; (22) decreases in advertising spending or advertising demand or the demand for Bridge Media Networks programming; (23) increased competition for programing, audiences and advertisers; (24) loss of Bridge Media Networks’ key affiliate customer, Agency 5; (25) changes in government regulations, licensing requirements, or FCC’s rules and regulations and the applicability of such rules and regulations to Bridge Media Networks; (26) failure to identify strategic acquisitions candidates or achieve the desired results of strategic acquisitions; (27) loss of material intellectual property rights of Bridge Media’s programming, technology, digital and other content; (28) labor disputes, increasing demand for creative talent and union activity; (29) loss of key employees or the inability to attract and retain skilled employees; (30) inability to or limitations on raising additional capital in the future. The foregoing list of factors is not exhaustive and (31) and those factors detailed by the Company in its public filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.